Exhibit 99.1

Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Reports Earnings for 2007

Easton, Maryland (01/30/2008) - Shore Bancshares, Inc. (NASDAQ: SHBI) reported 2007 earnings of $13.45 million or $1.60 per diluted share, compared to $13.55 million or $1.61 per diluted share for 2006. Fourth quarter earnings were $3.34 million or $0.40 per diluted share, compared to $3.05 million or $0.36 per diluted share for the fourth quarter of 2006.

“Net income and earnings per share for the fourth quarter of 2007 improved over the fourth quarter of 2006, and the revenue numbers were essentially flat for the full year of 2007 when compared to 2006,” said W. Moorhead Vermilye, President and Chief Executive Officer. “Loan growth was solid throughout the final quarter and the year, loan demand continues to be very good, and we believe our pipelines remain full of high-quality lending opportunities. Deposit gathering has been challenging as pricing in all of our markets is very competitive, and we expect there will be continuing pressure on our margins as a result of ongoing interest rate cuts by the Federal Reserve Board. The Company’s various fee-based businesses are performing healthily and should provide an expanded noninterest revenue stream in 2008, especially as our two most recent insurance acquisitions ramp up.”

“We believe the underlying local Delmarva economy, including the residential and commercial real estate markets, continues to be both vibrant and resilient. While transaction volume has declined somewhat, real estate values across our region have held up quite well. The Company’s outstanding credit quality at year-end is attributable to the strength of our markets, our careful underwriting, our effective risk management and our historical ability to rapidly identify and mitigate potential problems that could affect our businesses. As we closed out the year we were pleased with the reduction in nonperforming assets. Our capital strength continues to be substantial.”

“At this point during a tough banking industry cycle, we believe we are now very well positioned to deliver further consistent growth and diversification as the leading publicly-traded financial institution on the Delmarva Peninsula,” Vermilye said.

The Company’s return on average assets for the year ended December 31, 2007 was 1.42%, compared to 1.52% for the same period last year. The return on average stockholders’ equity was 11.79% for the year ended December 31, 2007, compared to 12.66% for the year ended December 31, 2006.

At December 31, 2007, total assets were $956.9 million, total deposits were $765.9 million, and total stockholders’ equity was $120.2 million, compared to $945.6 million, $774.2 million, and $111.3 million, respectively, at December 31, 2006. The increase in total assets of $11.3 million since December 31, 2006 was primarily related to loan growth. Loans increased $76.6 million during 2007, totaling $776.4 million at December 31, 2007.

Review of Financial Results for the Quarter
Net interest income for the fourth quarter of 2007 was $10.4 million, an increase of 7.8% over the $9.7 million earned during the same period last year. An increased volume of earning assets, concentrated in loans, as well as higher overall yields were the reasons for the growth in net interest income. The Company’s net interest margin for the quarter ended December 31, 2007 increased to 4.70%, compared to 4.42% for the same period in 2006. The market for deposits remained competitive throughout the fourth quarter of 2007, resulting in higher rates paid for interest bearing deposits. The cost of interest bearing liabilities was 3.35% for the quarter ended December 31, 2007, compared to 3.33% for the same quarter in 2006.

The provision for credit losses for the three-month periods ended December 31, 2007 and 2006 was $465,000 and $526,000, respectively. Net charge-offs were $135,000 for the three months ended December 31, 2007, compared to $69,000 for the same period last year. The decline in the provision for the fourth quarter of 2007 over the same period last year is the result of a decline in nonaccrual loans. Management believes that the provision for credit losses and the resulting allowance are adequate at December 31, 2007.

Noninterest income for the fourth quarter of 2007 increased $1.8 million primarily as a result of two insurance entities acquired in the fourth quarter of 2007. Increases in service charges totaling $137,000 also contributed to the growth.

Noninterest expense for the fourth quarter of 2007 increased $2.1 million to $9.3 million when compared to the fourth quarter of 2006. The increase was primarily attributable to the acquisition of two new insurance entities acquired in the fourth quarter of 2007.

Review of Full-Year Financial Results
Net interest income for the year ended December 31, 2007 increased 5.5% or $2.1 million to $41 million when compared to 2006. The increase is the result of growth in earning assets, concentrated in the loan portfolio. The yield on earning assets increased 36 basis points to 7.34% and the overall cost of interest bearing liabilities increased 50 basis points to 3.36% for the year ended December 31, 2007 when compared to 2006. The Company’s net interest margin remained relatively flat at 4.64% for the year when compared to last year.

The provision for credit losses for the years ended December 31, 2007 and 2006 was $1,724,000 and $1,493,000, respectively. Net charge-offs were $472,000 and $429,000 for the years ended December 31, 2007 and 2006, respectively. The increased provision relates to the overall growth of the loan portfolio.

Noninterest income for the year ended December 31, 2007 totaled $14.7 million, an increase of 14.3% when compared to $12.8 million for 2006. The increase is primarily the result of the acquisition of two new insurance entities during the fourth quarter of 2007. Service charge income increased $235,000, insurance agency commissions increased $954,000 and other noninterest income increased $649,000 for the year ended December 31, 2007 when compared to 2006.

Noninterest expense for the year ended December 31, 2007 increased $4 million or 14% to $32.5 million when compared to the 2006. The increase is primarily attributable to the operating costs of the two new insurance agencies that were acquired in the fourth quarter of 2007 ($1,714,000) and increased salaries and benefits costs for the Company’s other operations ($1,513,000). The salaries and benefits cost increases that are non-acquisition related are the results of the increased cost of operating two additional bank branches, increased commission expense related to the increased income from the trust and advisory services and secondary market mortgage programs, as well as additional cost associated with segregating the CEO positions at Shore Bancshares and The Talbot Bank of Easton, Maryland, and hiring a new CEO for The Talbot Bank in the third quarter of 2006.

Shore Bancshares Information
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; three insurance producer firms, The Avon-Dixon Agency, LLC, Elliott Wilson Insurance, LLC and Jack Martin and Associates, Inc.; a wholesale insurance company; Tri-State General Insurance Agency, Inc.; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements
This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objections. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

For further information contact: W. Moorhead Vermilye, President and CEO     Ph: (410)822-1400

Financial Highlights
(Dollars in thousands, except per share data)	Three Months Ended			Twelve Months ended
	December 31,			December 31,
	2007	2006	% Change	2007	2006	% Change
PROFITABILITY FOR THE PERIOD:
Net interest income	$10,426	$9,671	7.8%	$41,036	$38,896	5.5%
Provision for loan and lease losses	465	526	-11.6%	$1,724	1,493	15.5%
Noninterest income	4,715	2,926	61.1%	$14,679	12,839	14.3%
Noninterest expense	9,302	7,189	29.4%	$32,539	28,534	14.0%
Income before income taxes	5,374	4,882	10.1%	$21,452	21,708	-1.2%
Income taxes	2,034	1,829	11.2%	$8,002	8,154	-1.9%
Net income	3,340	3,053	9.4%	$13,450	13,554	-0.8%
Return on average assets	1.40%	1.30%	8.1%	1.42%	1.52%	-6.4%
Return on average equity	11.78%	11.06%	6.5%	11.79%	12.66%	-6.9%
Net interest margin	4.70%	4.42%	6.3%	4.64%	4.70%	-1.3%
Efficiency ratio - GAAP based	61.44%	56.40%	8.9%	58.40%	54.50%	7.2%

PER SHARE DATA:
Basic net income	$0.40	$0.36	11.1%	$1.61	$1.62	-0.6%
Diluted net income	$0.40	$0.36	11.1%	$1.60	$1.61	-0.6%
Dividends declared	$0.16	$0.15	6.7%	$0.64	$0.59	8.5%
Book Value	$14.35	$13.28	8.0%	$14.35	$13.28	8.0%
Tangible book value	$11.68	$11.67	0.1%	$11.68	$11.67	0.1%

Average fully diluted shares	8,390,832	8,399,666	-0.2%	8,394,075	8,393,011	0.0%

AT PERIOD-END:
Assets	$956,911	$945,649	1.2%	$956,911	$945,649	1.2%
Deposits	$765,895	$774,182	-1.1%	$765,895	$774,182	-1.1%
Loans and leases	$776,350	$699,719	11.0%	$776,350	$699,719	11.0%
Securities	$110,033	$130,246	-15.5%	$110,033	$130,246	-15.5%
Stockholders' equity	$120,235	$111,327	8.0%	$120,235	$111,327	8.0%

CAPITAL AND CREDIT QUALITY RATIOS:
Average equity to average assets	11.91%	11.72%		12.04%	11.98%
Allowance for loan and lease losses to loans and leases	0.97%	0.90%		0.97%	0.90%
Nonperforming assets to total assets	0.39%	0.85%		0.39%	0.85%
Annualized net (charge-offs) recoveries to average loan and leases	0.06%	0.06%		0.06%	0.06%

Consolidated Balance Sheets
(In thousands)
	December 31,	December 31,
	2007	2006
ASSETS
Cash and due from banks	$17,198	$26,511
Federal funds sold	6,646	19,622
Interest-bearing deposits with banks	3,036	33,540
Investments available-for-sale (at fair value)	97,137	116,275
Investments held-to-maturity	12,896	13,971

Total loans and leases	776,350	699,719
Less: allowance for loan and lease losses	(7,551)	(6,300)
Net loans and leases	768,799	693,419

Premises and equipment, net	15,617	15,974
Accrued interest receivable	5,008	4,892
Goodwill	15,954	11,939
Other intangible assets, net	6,436	1,569
Other assets	8,184	7,937

Total assets	$956,911	$945,649

LIABILITIES
Noninterest-bearing deposits	$104,081	$109,962
Interest-bearing deposits	661,814	664,220

Total deposits	765,895	774,182

Short-term borrowings	47,694	26,524
Other long-term borrowings	12,485	27,000
Accrued interest payable and other liabilities	10,602	6,616

Total liabilities	836,676	834,322

STOCKHOLDER'S EQUITY
Common stock	84	84
Additional paid in capital	29,539	29,688
Retained earnings	90,365	82,279
Accumulated other comprehensive income	247	(724)
Total stockholders’ equity	120,235	111,327

Total liabilities and stockholders’ equity	$956,911	$945,649

Consolidated Statements of Income
(Dollars in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Interest Income:
Interest and fees on loans and leases	$14,958	$13,261	$57,524	$50,572
Interest on deposits with banks	46	445	893	939
Interest and dividends on securities:	-
Taxable	1,205	1,227	5,105	4,452
Exempt from federal income taxes	124	133	511	549
Interest on federal funds sold	120	529	1,108	1,459
Total interest income	16,453	15,595	65,141	57,971

Interest expense:
Interest on deposits	5,429	5,311	21,692	17,129
Interest on short-term borrowings	364	265	1,107	1,034
Interest on long-term borrowings	234	348	1,306	912

Total interest expense	6,027	5,924	24,105	19,075
Net interest income	10,426	9,671	41,036	38,896
Provision for loan and lease losses	465	526	1,724	1,493
Net interest income after provision for loan and lease losses	9,961	9,145	39,312	37,403

Noninterest income:
Securities gains (losses)	4	0	5	3
Service charges on deposit accounts	952	815	3,372	3,137
Insurance agency commissions	2,694	1,329	7,698	6,744
Other income	1,065	782	3,604	2,955
Total noninterest income	4,715	2,926	14,679	12,839
Noninterest expenses:
Salaries and employee benefits	5,520	4,364	19,991	17,693
Occupancy expense of premises	518	421	1,962	1,655
Equipment expenses	324	285	1,312	1,293
Data processing	467	386	1,820	1,559
Directors' fees	178	129	605	536
Amortization of intangible assets	130	84	333	337
Other expenses	2,165	1,520	6,516	5,461
Total noninterest expense	9,302	7,189	32,539	28,534

Income before income taxes	5,374	4,882	21,452	21,708
Income tax expense	2,034	1,829	8,002	8,154

Net income	$3,340	$3,053	$13,450	$13,554

Basic net income per share	$0.40	$0.36	$1.61	$1.62
Diluted net income per share	$0.40	$0.36	$1.60	$1.61
Dividends declared per share	$0.16	$0.15	$0.64	$0.59